QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PacWest Bancorp:

        We consent to the use of our report dated February 27, 2015 with respect to the consolidated balance sheets of PacWest Bancorp as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows in each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP

Los Angeles, California
June 19, 2015

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm